                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*


                                  PSINET, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 per share par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74437C101
           -----------------------------------------------------------
                                 (CUSIP Number)

      Jeffrey C. Smith                         with a copy to:
      General Counsel                          Michael P. Whalen, Esq.
      IXC Communications, Inc.                 Riordan & McKinzie
      1122 Capital of Texas Highway South      695 Town Center Drive, Suite 1500
      Austin, Texas 78746                      Costa Mesa, California  92626
      (512) 328-1112                           (714) 433-2618
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  July 6, 1999
           -----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP No.      74437C101                             Page   2    of   6    Pages
               ---------                                 -------   -------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON
       IXC Internet Services, Inc.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
       OO (See Item 3)

--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                     7   SOLE VOTING POWER
     NUMBER OF           -0-
       SHARES        -----------------------------------------------------------
    BENEFICIALLY     8   SHARED VOTING POWER
      OWNED BY           10,229,789 (See Item 5)
        EACH         -----------------------------------------------------------
     REPORTING       9   SOLE DISPOSITIVE POWER
       PERSON            -0-
        WITH         -----------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER
                         10,229,789 (See Item 5)
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       10,229,789 (See Item 5)

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       15.8%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
       CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.      74437C101                             Page   3    of   6    Pages
               ---------                                 -------   -------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON
       IXC Communications Services, Inc.

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
       OO (See Item 3)

--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
     NUMBER OF             -0-
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER
      OWNED BY             10,229,789 (See Item 5)
        EACH           ---------------------------------------------------------
     REPORTING         9   SOLE DISPOSITIVE POWER
       PERSON              -0-
        WITH           ---------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER
                           10,229,789 (See Item 5)
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       10,229,789 (See Item 5)

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       15.8%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
       CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.      74437C101                             Page   4    of   6    Pages
               ---------                                 -------   -------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON
       IXC Communications, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*
       OO (See Item 3)

--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)                                                    [ ]

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
                       7   SOLE VOTING POWER
     NUMBER OF             -0-
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       8   SHARED VOTING POWER
      OWNED BY             10,229,789 (See Item 5)
        EACH           ---------------------------------------------------------
     REPORTING         9   SOLE DISPOSITIVE POWER
       PERSON              -0-
        WITH           ---------------------------------------------------------
                       10  SHARED DISPOSITIVE POWER
                           10,229,789 (See Item 5)
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       10,229,789 (See Item 5)

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       15.8%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*
       CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                            STATEMENT ON SCHEDULE 13D

        This Amendment No. 4 amends and supplements the statement on Schedule 13D filed on March 10, 1998, as amended by Amendment No. 1 thereto filed on June 17, 1999, Amendment No. 2 filed on June 29, 1999 and Amendment No. 3 filed on July 19, 1999 by IXC Internet Services, Inc., a Delaware corporation ("Internet"), IXC Communications Services, Inc., a Delaware corporation ("Services"), and IXC Communications, Inc., a Delaware corporation ("IXC"), in respect of the common stock, par value $0.01, CUSIP No. 74437C101 (the "Common Stock"), of PSINet, Inc., a Delaware corporation (the "Issuer"). Internet, Services and IXC are collectively referred to herein as the "Filing Persons." Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them to them in the initial filing.

        This amendment files the confirmation of OTC Transaction as an exhibit.


Item 7. Material to be Filed as Exhibits.

               The Filing Persons file as an exhibit the following:

        Exhibit 1: Confirmation of OTC Transaction dated as of July 6, 1999 between MLI and Internet.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 31, 1999               IXC INTERNET SERVICES, INC.


                                        /s/ JEFFREY C. SMITH
                                        ----------------------------------------
                                        By: Jeffrey C. Smith

                                            Its: Senior Vice President,
                                                 General Counsel and Secretary

                                   IXC COMMUNICATIONS SERVICES, INC.


                                        /s/ JEFFREY C. SMITH
                                        ----------------------------------------
                                        By: Jeffrey C. Smith

                                            Its: Senior Vice President,
                                                 General Counsel and Secretary

                                   IXC COMMUNICATIONS, INC.


                                        /s/ JEFFREY C. SMITH
                                        ----------------------------------------
                                        By: Jeffrey C. Smith

                                            Its: Senior Vice President,
                                                 General Counsel and Secretary

                                 EXHIBIT INDEX



         EXHIBIT
            NO.                           DESCRIPTION
        ---------                         -----------
        Exhibit 1:       Confirmation of OTC Transaction dated as of July 6,
                         1999 between MLI and Internet.